EXHIBIT 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Senior Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS
OPERATING RESULTS FOR THE SECOND QUARTER
ENDED JUNE 30, 2009

CRANBURY NJ – JULY 31, 2009……1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1ST Constitution Bank, reported net income of $534,610 for the quarter ended June 30, 2009, or $0.08 per diluted common share, compared to net income of $717,846 for the quarter ended June 30, 2008, or $0.17 per diluted common share.

For the six months ended June 30, 2009, the Company reported net income of $1,011,300, or $0.15 per diluted common share, compared with net income of $1,520,043, or $0.36 per diluted common share, for the first six months of 2008.

At June 30, 2009, the Company’s tangible book value per common share was $10.46, up from $9.78 at June 30, 2008.

Earnings per common share for the second quarter of 2009 and for the six months ended June 30, 2009 reflect the impact of accrued dividends and discount accretion on the preferred stock issued to the United States Treasury on December 23, 2008.  The 2008 per common share amounts have been restated to give effect to a 5 percent stock dividend paid on common shares on February 2, 2009.

Robert F. Mangano, President and Chief Executive Officer said “the decline in net income for the quarter ended June 30, 2009 was principally the result of increases in non-interest expenses relating primarily to FDIC insurance premiums, including a one time special assessment, professional fees, salaries and employee benefits, and an increased provision for loan losses.”

Net interest income for the quarter ended June 30, 2009 increased to $4,519,200, up $508,427, or 13 percent, from the $4,010,773 reported for the second quarter of 2008.  Further supporting earnings for the quarter was the continued generation of non-interest income, which reached $952,924, up $148,020, or 18.4 percent, above the same prior year quarter.

The provision for loan losses for the quarter ended June 30, 2009 totaled $325,000 compared to $195,000 for the same period last year.  Net charge-offs for the six months ended June 30, 2009 were $264,031, compared to $72,314 for the same period in 2008.

At June 30, 2009, the allowance for loan losses was $4,208,733, an increase of $523,969 from December 31, 2008.  The ratio of the allowance for loan losses to total loans was 1.04 percent at June 30, 2009, and 0.98 percent at December 31, 2008.

Total assets at June 30, 2009 reached $618.4 million, representing an increase of $72.1 million compared to total assets of $546.3 million at December 31, 2008.  Deposits at June 30, 2009 grew to $505.8 million, up from $414.7 million at December 31, 2008.

At June 30, 2009 1ST Constitution Bank’s capital ratios were all above the levels required to be categorized as “well capitalized.”  The Bank’s total risk-based capital, Tier I risk-based capital, and leverage capital were 16.80 percent, 15.87 percent, and 11.94 percent, respectively, at June 30, 2009.  The regulatory requirements to be considered “well capitalized” for total risk-based capital, Tier I capital, and leverage capital are 10 percent, 6 percent, and 5 percent, respectively.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates eleven branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in 1st Constitution Bancorp in a way that adversely affects 1st Constitution Bancorp, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data
( Unaudited )

($ in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Income Statement Data:
Interest income	$7,591	$7,192	$15,006	$14,359
Interest expense	3,072	3,181	6,287	6,345
Net interest income	4,519	4,011	8,719	8,014
Provision for loan losses	325	195	788	360
Net interest income after prov.for loan losses	4,194	3,816	7,931	7,654
Non-interest income	953	805	1,800	1,591
Non-interest expenses	4,801	3,617	8,822	7,031
Income before income taxes	346	1,004	909	2,214
Income tax expense	(189)	286	(102)	694
Net income	535	718	1,011	1,520
Preferred stock dividends and accretion	177	0	365	0
Net income available to common shareholders	$358	$718	$646	$1,520

Balance Sheet Data:
Total Assets			$618,445	$504,045
Loans, including loans held for sale			428,663	377,362
Allowance for loan losses			(4,209)	(3,636)
Securities available for sale			89,129	72,341
Securities held to maturity			35,400	16,296
Deposits			505,762	396,404
Shareholders' Equity			56,704	41,676

Performance Ratios:
Return on average assets	0.35%	0.59%	0.35%	0.65%
Return on average equity	3.81%	6.90%	3.65%	7.34%
Net interest margin	3.40%	3.60%	3.34%	3.74%
Efficiency ratio	87.7%	75.1%	83.9%	73.2%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			5,221	2,471
OREO property			3,234	4,486
Net charge-offs (recoveries)			264	72
Allowance for loan losses to total loans			1.04%	1.00%
Nonperforming loans to total loans			1.29%	0.68%

Per Common Share Data:
Earnings per share - Basic	$0.08	$0.17	$0.15	$0.36
Earnings per share - Diluted	$0.08	$0.17	$0.15	$0.36
Book value per share			$10.62	$9.94
Tangible book value per share			$10.46	$9.78